Briggs & Stratton Corporation Updates its Fiscal 2014 Net Sales Outlook

MILWAUKEE, WI April 25, 2014/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation is updating its fiscal 2014 consolidated net sales outlook contained in its April 24, 2014 press release announcing results for the third quarter of fiscal 2014 to be in a range of $1.85 billion to $1.92 billion. The lower end of the range contemplates a later start to the spring lawn and garden selling season in the U.S., which could potentially have the impact of extending the season past the end of our fiscal year end and into our fiscal 2015. Our fiscal 2014 net income projection ranges from $43 million to $50 million or $0.88 to $1.04 per diluted share, excluding the impact of any additional share repurchases and costs related to our announced restructuring actions.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We are not undertaking any obligation to update any forward-looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

/Contact: David J. Rodgers, Senior VP and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/